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Exhibit 99.33

News Release
October 5, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE APPOINTS NEW DIRECTORS
AND A NEW CHIEF EXECUTIVE OFFICER

    Carpinteria, California—October 5, 2000—Turbodyne Technologies, Inc. (EASDAQ: TRBD) announces the following personnel appointments:

    The Board of Directors of Turbodyne Technologies, Inc., is pleased to announce the appointment of two new directors, Mr. Naresh Chander Saxena, M.D., and Mr. Erwin Kramer, on September 30, 2000. The Board also accepted the resignation of Mr. Gerhard Delf, Chief Executive Officer of Turbodyne Technologies, Inc., and appointed Dr.-Ing. Friedrich Goes to the position of Chief Executive Officer and President of Turbodyne Technologies, Inc.

New Directors Appointed

    The Board of Directors voted to increase the number of seats on the Board to nine, and thereafter filled the two vacancies. Mr. Naresh Chander Saxena, M.D., holds medical degrees from Government College in Armitsar, India. He serves as a director of 1st Commerce Bank, Global Vision, RDL, Pacifica Optima Partners, and formerly, Valley Presbyterian Hospital. Dr. Saxena is currently a shareholder of Turbodyne Technologies, Inc., and was one of the principals who sold Pacific Baja to Turbodyne Technologies, Inc. Dr. Saxena is the holder of several awards for his medical expertise and is the author of several medical articles.

    Mr. Erwin Kramer, who was also appointed to the Board, studied electro-technology, marketing and management at the University of Blelefeld and is an independent advisor and consultant regarding the financial markets to both companies and individuals. Mr. Kramer is also a shareholder of Turbodyne Technologies, Inc.

New Chief Executive Officer Appointed

    In other business, the Board accepted the resignation of Mr. Gerhard E. Delf. Mr. Delf's resignation as Chief Executive Officer and President of Turbodyne Technologies, Inc., frees him to concentrate on his other positions with the Company, that of Executive Vice President, Dynacharger OEM Programs and Chief Executive Officer and President of Turbodyne Systems, Inc. Mr. Delf will now be able to focus his attention more fully on the joint development program with Honeywell.

    The Board of Directors appointed Dr.-Ing. Friedrich Goes, a current director of the Company, to the position of Chief Executive Officer and President of Turbodyne Technologies, Inc. Dr. Goes has had a distinguished career in the automotive industry and brings substantial experience to the position. Dr. Goes was employed by Volkswagen AG for 32 years. He worked in the Research and Development Divisions in Germany, the United States and Spain, and from 1969 to 1994 he served as General Manager for Passenger Car Test & Development and Corporate Engineering Planning. For eight years he was a member of the Board of Directors and Executive Vice-President for Product Engineering at Volkswagen/SEAT in Spain and Volkswagen of America. After retiring from Volkswagen AG, Dr. Goes served for two years as a member of the Board of Directors of EDAG, a leading German company for automobile design and engineering, where he was responsible for Product Development and Engineering. Since 1994, he has worked as an independent engineering and management consultant with Arthur D. Little, Inc., holding the title of Senior Advisor in automotive engineering. Dr. Goes holds a Doctorate in Mechanical Engineering from the Technical University of Braunschweig, Germany.

    Turbodyne Technologies, Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines and the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies' headquarters is located in Carpinteria, California, and its European office is located in Frankfurt, Germany.

Contacts:

Kenneth Fitzpatrick—Investor Relations at California Headquarters: (805) 684-4551
Markus Kumbrink—Investor Relations at Frankfurt: +49-69-69-76-73-13

    This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

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TURBODYNE APPOINTS NEW DIRECTORS AND A NEW CHIEF EXECUTIVE OFFICER